EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                     TRANS WORLD CORPORATION
                    ANNOUNCES PROFITS FOR 2003
                               and
                      REVERSE STOCK SPLIT


     NEW YORK - (BUSINESS WIRE) - March 5, 2004 - Trans World Corporation
(TWC or the Company) (OTC: TWCP.OB), the owner and operator of casinos in Europe, announces strong growth for the year ended December 31, 2003, with an increase in its net income of $3.5 million, or $0.077 per share, versus 2002, resulting in a net profit of $238,000, compared to a net loss of $3.3 million for the year ended December 31, 2002. Approximately sixty percent of this substantial increase is due to the $2.1 million net interest savings resulting from the Company's recent major debt restructuring.

     TWC's revenues were $17.6 million for the year ended December 31, 2003, versus $14.2 million for the year ended December 31, 2002. The 24% growth in revenue can be attributed to several factors, notably the 21% increase in drop per head, which was the result of favorable exchange rates, aggressive marketing, newer slot machines, and operational improvements in the Company's casinos.

     The positive trend continued in the fourth quarter of 2003. Revenues were $5.1 million and represented a 30% improvement over the same quarter in 2002. With the benefit of the debt restructure, the Company achieved net income of $582,000 in the fourth quarter, compared with a net loss of $1.1 million for the same period a year ago.

     TWC owns and operates three full-service casinos and an American bar and restaurant with limited gaming facilities in the Czech Republic. The casinos, which operate under the brand name "American Chance Casinos" (ACC), showcase themes portraying nostalgic and recognizable eras in American history. The casinos are strategically located in border towns, and a vast majority of ACC's clientele resides in Germany and Austria. The casual and exciting atmosphere, together with the consistently high level of personal service and professionalism, draws loyal gambling enthusiasts across international lines.

     Using this successful formula, TWC is continuing its growth. Construction of a new casino in the Czech Republic is expected to start later this month.
In addition, new projects, that will expand and diversify TWC's business into the hotel and spa industry in Germany, are currently under negotiation.


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Trans World Corporation
Press Release


     Due mainly to the positive financial results in 2003, the planned expansion projects, and a commitment to improve the liquidity of the Company's common stock, TWC's Board of Directors has approved a one (1)-for-one hundred
(100) reverse stock split of its authorized and issued common stock, $0.001 par value per share, with all fractional shares being rounded up to the next whole share. The reverse split will be effective on Monday, April 5, 2004.

     "The Board of Directors believes that the decrease in the number of TWC's authorized and issued shares of common stock will permit the market to better value the Company and will more closely align its capitalization with that of other similar-sized companies," said Rami S. Ramadan, President and Chief Executive Officer of TWC.

     After the effective date of the reverse stock split, the Company's authorized shares of common stock will decrease from 950,000,000 to 9,500,000 and its issued and outstanding shares will decrease from 503,145,175 to approximately 5,032,000.

     Holders of record of TWC common stock on April 2, 2004 will be required to exchange their pre-split share certificates for new post split share certificates. Shortly after the record date, TWC will mail to all holders of record a letter of transmittal to be used to send in the old certificates. Please do not send any certificates to the Company now. Stockholders who have questions about the reverse stock split may contact Hung Le, the Company's Corporate Controller, at (212) 983-3355 or by e-mail at hdle@twcp.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform
Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or the future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Trans World Corporation
Hung Le
Corporate Controller
212/983-3355






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Trans World Corporation
Press Release


                       TRANS WORLD CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          AND COMPREHENSIVE INCOME (LOSS)
                      Years Ended December 31, 2003 and 2002
                    (in thousands, except for per share data)

                                                          2003      2002     variance
                                                         ------    ------    --------
REVENUES                                               $ 17,605  $ 14,237  $  3,368
                                                         ------    ------    ------

COSTS AND EXPENSES:

  Cost of revenues                                        9,311     7,353     1,958
  Depreciation and amortization                             511       621      (109)
  Selling, general and administrative                     6,073     5,135       938
                                                         ------    ------    ------
                                                         15,896    13,109     2,787
                                                         ------    ------    ------

INCOME FROM OPERATIONS                                    1,709     1,128       581
                                                         ------    ------    ------
OTHER INCOME/(EXPENSE):

  Interest, net                                          (1,806)   (3,911)    2,105
  Loss on sale of assets                                     -        (21)       21
  Foreign exchange gain                                     351       228       123
  Other                                                     (17)     (537)      521
                                                         ------    ------    ------
                                                         (1,471)   (4,242)    2,770
                                                         ------    ------    ------

INCOME/(LOSS) BEFORE INCOME TAXES                           238    (3,114)    3,351

INCOME TAXES                                                 -       (161)      161
                                                         ------    ------    ------
NET INCOME/(LOSS)                                           238    (3,275) $  3,512
                                                         ======    ======    ======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
  Basic                                                 279,833    42,939   236,895
  Diluted                                               280,592    42,939   237,653
                                                         ------    ------    ------
INCOME/(LOSS) PER COMMON SHARE,
  Basic                                                $   0.00  $  (0.08) $   0.08
  Diluted                                              $   0.00  $  (0.08) $   0.08
                                                         ------    ------    ------
COMPREHENSIVE INCOME/(LOSS):

Net income/(loss)                                      $    238  $ (3,275) $  3,512

Other comprehensive income/(loss), foreign currency
  translation adjustment                                  1,943       700     1,243
                                                         ------    ------    ------
Comprehensive income/(loss)                            $  2,181  $ (2,575) $  4,755
                                                         ======    ======    ======



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